Exhibit 99.(n)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of PGIM Private Real Estate Fund, Inc. of our report dated February 24, 2023, relating to the financial statements and financial highlights, which appears in PGIM Private Real Estate Fund, Inc.’s Annual Report on Form N-CSR for the period ended December 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 27, 2023